Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Consolidated Communications Holdings, Inc.

Consolidated Communications Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.Article VI of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is amended and restated to read as follows:

ARTICLE VI

BOARD OF DIRECTORS;

MANAGEMENT OF THE CORPORATION

A. Board of Directors. Commencing with the election of directors at the Corporation’s 2022 annual meeting of stockholders, all directors shall be elected annually for terms of one year, and each director elected at and after the 2022 annual meeting of stockholders shall hold office until the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Each director elected prior to the 2021 annual meeting of stockholders for a term extending beyond the 2022 annual meeting of stockholders shall, notwithstanding such term, hold office only until the 2022 annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

B. Vacancies; Removal. Subject to the terms of any Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Subject to the rights, if any, of the holders of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, and then only upon the affirmative vote of the holders of not less than a majority of the Corporation’s then outstanding Common Stock then entitled to vote at an election of directors.

2.Article IX of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is amended and restated to read as follows:

ARTICLE IX

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of not less than a majority of the total number of directors that the Corporation would have if there were no vacancies shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of not less than a majority of the Corporation’s then outstanding Common Stock; provided, however that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws (and in addition to any other vote that may be required by law), the affirmative vote or holders of not less than 66⅔% of the Corporation’s then outstanding Common Stock shall be required to alter, amend or repeal, in whole or in part, Sections 2.02, 2.03 or Section 9.01 of the Corporation’s Bylaws or to adopt any bylaw inconsistent with the purpose and intent of the foregoing provisions.

3.The foregoing amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be executed by the undersigned officer, duly authorized, as of the 26th day of April, 2021.

Consolidated Communications Holdings, Inc.

By: /s/ C, Robert Udell Jr.

Name: C. Robert Udell Jr.

Title: Chief Executive Officer